Exhibit 99.1

Exponent Reports Second Quarter 2008 Results

MENLO PARK, Calif., July 16, 2008 - Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter ended June 27, 2008.

For the second quarter of 2008, revenues before reimbursements increased 11% to $50,801,000, as compared to $45,816,000, last year. Total revenues increased 9% to $54,956,000, as compared to $50,637,000, in the same period of 2007. Net income was up 16% to $5,793,000, or $0.36 per diluted share, as compared to $5,002,000, or $0.30 per diluted share, in the prior year period. EBITDAS1 improved 17% to $11,907,000, as compared to $10,146,000, in the second quarter of 2007.

For the first half of 2008, revenues before reimbursements increased 13% to $102,823,000, as compared to $91,249,000, last year. Total revenues increased 12% to $111,216,000, as compared to $99,510,000, in the same period of 2007. Net income was up 21% to $12,140,000, or $0.76 per diluted share, as compared to $10,057,000, or $0.61 per diluted share, in the prior year period. EBITDAS1 improved 23% to $25,745,000, as compared to $20,900,000, in the first half of 2007.

In the second quarter of 2008, Exponent repurchased $11.2 million of its common stock, bringing the total repurchases since the beginning of the year to $16 million. An additional $35 million remains available for future repurchases of common stock. Exponent ended the second quarter with $60.2 million in cash, cash equivalents and short-term investments.

“We are pleased that we had another quarter of solid growth as we continue to capitalize on our strategic market opportunities,” commented Michael R. Gaulke, Chairman and CEO. “In the quarter we had several practices that performed well, including biomechanics, human factors, defense technology development, and mechanics & materials, in addition to our health group.

“Looking to the second half of 2008, we remain well positioned to post high single-digit to low double-digit growth in revenue before reimbursements for the full year. We will continue to hire key talent selectively and focus on capturing new growth opportunities across our practices. Exponent is committed to maintaining its differentiated market position as a leading multidisciplinary engineering and scientific consulting firm with unparalleled expertise,” concluded Mr. Gaulke.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, July 16, 2008, starting at 4:30 p.m. Eastern Daylight Time/1:30 p.m. Pacific Daylight Time. The audio on the conference call is available by dialing 800-762-4758. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-405-2236 and entering reservation 11117165#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm is best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with their new products to help prevent problems in the future. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

(1) EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other

GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended June 27, 2008 and June 29, 2007

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Revenues
Revenues before reimbursements	$50,801	$45,816	$102,823	$91,249
Reimbursements	4,155	4,821	8,393	8,261

Revenues	54,956	50,637	111,216	99,510

Operating expenses
Compensation and related expenses	33,197	30,207	66,707	60,229
Other operating expenses	5,588	5,305	11,016	10,442
Reimbursable expenses	4,155	4,821	8,393	8,261
General and administrative expenses	3,207	3,244	6,196	6,059

	46,147	43,577	92,312	84,991

Operating income	8,809	7,060	18,904	14,519
Other income
Interest income, net	463	460	965	944
Miscellaneous income, net	355	808	290	1,203

	818	1,268	1,255	2,147

Income before income taxes	9,627	8,328	20,159	16,666
Income taxes	3,834	3,326	8,019	6,609

Net income	$5,793	$5,002	$12,140	$10,057

Net income per share:
Basic	$0.38	$0.33	$0.81	$0.67
Diluted	$0.36	$0.30	$0.76	$0.61
Shares used in per share computations:
Basic	15,086	15,193	14,966	15,121
Diluted	16,100	16,532	16,050	16,461

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 27, 2008 and December 28, 2007

(in thousands)

	June 27, 2008	December 28, 2007
Assets
Current assets:
Cash and cash equivalents	$7,206	$10,700
Short-term investments	52,993	53,034
Accounts receivable, net	65,338	59,819
Prepaid expenses and other assets	6,841	5,754
Deferred income taxes	4,089	3,450

Total current assets	136,467	132,757
Property, equipment and leasehold improvements, net	30,534	29,409
Goodwill	8,607	8,607
Other assets	13,856	11,618

	$189,464	$182,391

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,472	$7,139
Accrued payroll and employee benefits	26,889	30,366
Deferred revenues	5,934	6,458

Total current liabilities	43,295	43,963
Other liabilities	5,183	4,754
Deferred rent	1,560	1,755

Total liabilities	50,038	50,472

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	70,162	59,772
Accumulated other comprehensive income	513	347
Retained earnings	117,643	113,018
Treasury stock, at cost	(48,908)	(41,234)

Total stockholders’ equity	139,426	131,919

	$189,464	$182,391

EXPONENT, INC.

EBITDAS (1)

For the Quarters Ended June 27, 2008 and June 29, 2007

(in thousands)

	Quarter Ended		Six Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Net Income	$5,793	$5,002	$12,140	$10,057
Add back (subtract):
Income taxes	3,834	3,326	8,019	6,609
Interest income, net	(463)	(460)	(965)	(944)
Depreciation and amortization	984	969	1,925	1,886
Stock-based compensation	1,759	1,309	4,626	3,292

EBITDAS (1)	$11,907	$10,146	$25,745	$20,900

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.